Exhibit (a)(1)(e)

OFFER TO PURCHASE FOR CASH
Any and All of the Outstanding Shares of Common Stock
(not already owned by Hypo Real Estate Capital Corporation and its affiliates)
of
QUADRA REALTY TRUST, INC.
at
$10.6506 Net Per Share
by
HRECC SUB INC.
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE CAPITAL CORPORATION
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE BANK INTERNATIONAL AG
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE HOLDING AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON WEDNESDAY, MARCH 12, 2008, UNLESS THE OFFER IS EXTENDED BY HRECC SUB INC.

February 13, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 13, 2008, and the related Letter of Transmittal (which Letter of Transmittal together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by HRECC Sub Inc., a Maryland corporation (“Purchaser”) and a wholly-owned subsidiary of Hypo Real Estate Capital Corporation, a Delaware Corporation (“Parent”), to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), not already owned by Parent and its affiliates, of Quadra Realty Trust, Inc., a Maryland corporation (“Quadra”), at $10.6506 per Share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid (other than the $0.3494 dividend described below) with respect to the Shares on or between February 13, 2008 (the date of the Offer) and the Acceptance Date (as defined in “The Tender Offer — Section 1. Terms of the Offer; Expiration Date” in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. In connection with the Offer, the Company declared a $0.3494 per Share dividend payable to stockholders of the Company who hold Shares at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

Also enclosed is the letter to stockholders from the chairman of the special committee of the board of directors of the Company accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The Offer price is $10.6506 per Share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid (other than the $0.3494 dividend described below) with respect to the Shares on or between the date of the Offer and the Acceptance Date.

2. In connection with the Offer, the Company declared a $0.3494 per Share dividend payable to stockholders of the Company who hold Shares at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed.

3. Other than the $0.3494 dividend described above, any dividends declared and paid with respect to the Shares on or between February 13, 2008 (the date of the Offer) and the Acceptance Date will result in a dollar-for-dollar reduction in the $10.6506 per Share Offer price. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

4. The Offer is being made for all outstanding Shares not already owned by Parent and its affiliates.

5. The board of directors of the Company (exclusive of members who are employees of Parent or its affiliates other than the Company), upon the unanimous recommendation of its special committee of independent directors, has unanimously determined that the Agreement and Plan of Merger, dated as of January 28, 2008 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, and the transactions contemplated thereby, including the Offer and, following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), and recommends that the Company’s stockholders accept the Offer, tender their Shares in response to the Offer, and, if a vote is required under Maryland law, vote for the consummation of the Merger.

6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 12, 2008, unless the Offer is extended by Purchaser.

7. The Offer is conditioned upon, among other things, at least 55% of the outstanding Shares on a fully diluted basis (not including any shares held by Purchaser and its affiliates) on the Expiration Date (as defined in the Offer to Purchase) being validly tendered and not properly withdrawn in the Offer as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions described in the Offer to Purchase.

8. Tendering holders of Shares whose Shares are registered in their own name and who tender directly to American Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided.

9. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares into the Depositary’s account at The Depository Trust Company), (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Shares may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed.

Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 12, 2008, unless the Offer is extended by Purchaser.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
(not already owned by Hypo Real Estate Capital Corporation and its affiliates)
OF
QUADRA REALTY TRUST, INC.
BY
HRECC SUB INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated February 13, 2008, and the related Letter of Transmittal (which, Letter of Transmittal together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by HRECC Sub Inc., a Maryland corporation (“Purchaser”) and a wholly-owned subsidiary of Hypo Real Estate Capital Corporation, a Delaware corporation (“Parent”), to purchase any and all outstanding shares of common stock, par value $0.001 per share (the “Shares”), not already owned by Parent and its affiliates, of Quadra Realty Trust, Inc., a Maryland corporation (the “Company”), at a price of $10.6506 per Share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid (other than the $0.3494 dividend being paid by the Company in connection with the Offer) with respect to the Shares on or between February 13, 2008 (the date of the Offer) and the Acceptance Date (as defined in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Dated:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address(es):

Zip Code:

Area Code and Telephone Number:

Tax Identification or Social Security Number: